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                                                                    EXHIBIT 12.1



                        ADVANCED ACCESSORY SYSTEMS, LLC


                  STATEMENT REGARDING COMPUTATION OF RATIOS --


                          FIXED CHARGE COVERAGE RATIO


              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                         (DOLLAR AMOUNTS IN THOUSANDS)



                                                                        DECEMBER 31,
                                                                -----------------------------
                                                                 1998       1997       1996
                                                                 ----       ----       ----
Pre-tax income (loss) from continuing operations............    $   813    $   712    $ 6,409
Minority interest in the income of subsidiary with fixed
  charges...................................................         --         97         69
                                                                -------    -------    -------
                                                                    813        809      6,478
                                                                -------    -------    -------
Fixed Charges:
  Interest expense and amortization of debt discount and
     premium on all indebtedness............................     18,633     12,627      4,312
Rentals(1)..................................................      1,317        751        223
                                                                -------    -------    -------
Total fixed charges.........................................     19,950     13,378      4,535
                                                                -------    -------    -------
Earnings before income taxes, minority interest and fixed
  charges...................................................    $20,763    $14,187    $11,013
                                                                =======    =======    =======
Ratio of earnings to fixed charges..........................      1.04x      1.06x      2.43x
                                                                =======    =======    =======


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(1) Amount included in fixed charges for rentals is considered by management to be a reasonable approximation of the interest factor.